                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         COMMUNITY FIRST BANKSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        COMMUNITY FIRST BANKSHARES, INC.
                                520 MAIN AVENUE
                         FARGO, NORTH DAKOTA 58124-0001

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Community First Bankshares, Inc. (the "Company") will be held on Tuesday, April 27, 1999 at 10:00 a.m., Central Daylight Time, at the Holiday Inn, I-29 and 13th Avenue South, Fargo, North Dakota 58103, for the following purposes:

    1.  To elect ten (10) directors of the Company.

    2. To ratify and approve the selection of independent public accountants for the current fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only holders of record of Company Common Stock at the close of business on March 2, 1999 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. Prior to the actual voting thereof, a proxy may be revoked by the person executing the proxy: (i) by filing with the Chief Financial Officer of the Company an instrument of revocation, (ii) by delivering a duly executed proxy bearing a later date, or (iii) by voting in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Donald R. Mengedoth

                                          Donald R. Mengedoth
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Fargo, North Dakota
March 23, 1999

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE REFER TO PAGE 2 OF THIS PROXY STATEMENT FOR INFORMATION ON INTERNET AND TELEPHONE VOTING METHODS.

                        COMMUNITY FIRST BANKSHARES, INC.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the shareholders of Community First Bankshares, Inc. (the "Company") in connection with the solicitation of proxies of the Company's shareholders by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held on April 27, 1999, or any adjournment or adjournments thereof.

    March 2, 1999 (the "Record Date") is the Record Date for determining the holders of record of shares of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting of the Company and any adjournments thereof.

    Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A quorum for the purposes of conducting business at the Annual Meeting is a majority of the outstanding shares of Common Stock entitled to vote. As of the Record Date, the Company had 47,171,769 shares, net of treasury shares, of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share of Common Stock at the Annual Meeting, subject to cumulative voting rights described under "Election of Directors."

    The cost of the solicitation of proxies for the Annual Meeting is being borne by the Company. In addition to this solicitation, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or other means of communication. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

    All proxies that are properly executed and received in a timely manner will be voted in accordance with the instructions noted thereon. Any proxy which does not specify to the contrary will be voted in favor of each of the directors nominated by management and in favor of approval of the appointment of Ernst & Young LLP as independent public accountants for the Company. A shareholder granting a proxy in the form enclosed has the right to revoke it at any time before it is voted by filing with the Chief Financial Officer of the Company an instrument of revocation, delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 23, 1999.

    This year, registered shareholders may vote in one of three ways: by completing and returning the enclosed proxy card via regular mail, by telephone or via the Internet, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

                             SECURITY OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of March 2, 1999, the number and percentage of outstanding shares of Common Stock of the Company beneficially owned by each director of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors and officers of the Company as a group:

                                                       SHARES
                                                    BENEFICIALLY   PERCENT
NAME OF BENEFICIAL OWNER                            OWNED (1)(2)   OF CLASS
--------------------------------------------------  ------------   --------
Donald R. Mengedoth...............................     635,186(3)    1.3%
Mark A. Anderson..................................     612,135(4)    1.3%
Ronald K. Strand..................................     164,920       *
David E. Groshong.................................       4,311       *
David A. Lee......................................     172,048(5)    *
Patricia A. Adam..................................      18,810       *
James T. Anderson.................................      18,103       *
Patrick E. Benedict...............................      26,628(6)    *
Patrick Delaney...................................      35,242       *
John H. Flittie...................................      17,400(7)    *
Darrell G. Knudson................................       4,000       *
Dennis M. Mathisen................................   2,296,410       4.8%
Marilyn R. Seymann................................       1,103       *
Thomas C. Wold....................................      41,339       *
Harvey L. Wollman.................................      28,438(8)    *
All officers and directors as a group (30
  persons)........................................   4,674,357(9)    9.8%

------------------------

*   Less than 1%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

(2) Includes the following numbers of shares of Common Stock which may be purchased pursuant to stock options which are exercisable within sixty days of the date hereof: Mr. Mengedoth, 23,992 shares; Mr. Mark Anderson, 41,666 shares; Mr. Strand, 41,666 shares; Mr. Lee, 26,000 shares; Ms. Adam, 8,000 shares; Mr. James Anderson, 8,000 shares; Mr. Benedict, 12,000 shares; Mr. Delaney, 14,000 shares; Mr. Flittie, 14,000 shares; Mr. Knudson, 4,000 shares; Mr. Mathisen, 8,000 shares; Mr. Wold, 14,000 shares; Mr. Wollman, 6,000 shares; all executive officers and directors as a group, 435,922 shares.

(3) Includes 558,526 shares held jointly with his wife for which he has shared voting and investment power.

(4) Includes 541,712 shares held jointly with his wife for which he has shared voting and investment power.

(5) Includes 61,334 shares held by his wife for which he has no voting or investment power.

(6) Includes 12,128 shares held in joint tenancy with his minor child for which he has shared voting and investment power and 500 shares held by his son for which he has no voting or investment power.

(7) Includes 3,400 shares held by his wife for which he has no voting or investment power.

(8) Includes 22,438 shares held jointly with his wife for which he has shared voting and investment power.

(9) In addition to the common shares beneficially owned, executive officers and directors own a combined 2,800 of the 8.875% Cumulative Capital Securities issued by CFB Capital I, a business trust subsidiary of the Company, having an aggregate liquidation amount of $70,000 and representing less than 1% of the class of securities.
                            ------------------------

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    At the Annual Meeting, the shareholders will elect ten directors to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The Board of Directors has nominated each of the current directors named below. The Company believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as management may propose.

    Until August 4, 1998, the Company had a Board of Directors consisting of ten directors. The Board of Directors currently has eleven members, as a result of the election of Marilyn R. Seymann to the Board on August 4, 1998. On the date of the Annual Meeting, the Board will be reduced from eleven to ten members to reflect the retirement of Patricia A. Adam. As a result, the Company expects that the Board will consist of ten directors for the foreseeable future.

    In the election of directors, each shareholder voting in person or by proxy shall have the number of votes to which such shareholder would otherwise be entitled multiplied by ten (the number of directors to be elected). If there are no nominees other than the management's slate, the named proxies will then allocate the cumulated votes equally among the nominees for which authority to vote has been granted. If there are additional nominees, the named proxies will allocate the cumulated votes among the nominees for which authority to vote have been granted in the manner which appears to the named proxies most likely to result in the greatest number of management slate nominees being elected.

    The names and ages of the current directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors.

                                DIRECTOR
         NAME AND AGE             SINCE                             PRINCIPAL OCCUPATION
------------------------------  ---------  -----------------------------------------------------------------------
Donald R. Mengedoth (54)          1986     President, Chief Executive Officer and Chairman of the Board of the
                                            Company

Harvey L. Wollman (63)            1987     Farmer

Patrick Delaney (56)              1987     Attorney

Thomas C. Wold (61)               1987     Attorney; Real Estate Developer

Patrick E. Benedict (65)          1992     Farmer

James T. Anderson (59)            1993     Retired

John H. Flittie (62)              1993     President and Chief Operating Officer of ReliaStar Financial Corp.

Dennis M. Mathisen (59)           1996     President of Marshall Financial Group, Inc.

Darrell G. Knudson (61)           1998     Advisor to, and Former Senior Manager of, Banking Organizations

Marilyn R. Seymann (56)           1998     President and Chief Executive Officer, M One, Inc.

BUSINESS EXPERIENCE OF NOMINEES AND DIRECTORS

    Donald R. Mengedoth has been President, Chief Executive Officer, Chairman of the Board and a director of the Company since its organization in 1986. He was Senior Vice President of First Bank System, Inc. ("FBS"), currently known as U.S. Bancorp, from 1982 to 1987 and has worked in the banking business since 1966, including management positions in retail banking operations, human resources and commercial lending. From 1984 to 1987, Mr. Mengedoth was Regional Managing Director of FBS. From 1979 to 1982, Mr. Mengedoth was Vice President--Operations for FBS. Prior to that time, he was Senior Vice President of First Bank Milwaukee. He has been First Vice President of the American Bankers Association since October 1998.

    Harvey L. Wollman is a farmer near Frankfurt, South Dakota. Mr. Wollman served in the South Dakota State Senate from 1968 to 1974, was Lieutenant Governor from 1974 to 1977, and served as Governor of South Dakota in 1978. Mr. Wollman has served on various State government committees and is active in various service, civic and community organizations.

    Patrick Delaney is a partner in the Minneapolis law firm of Lindquist & Vennum P.L.L.P., counsel to the Company. He has been a practicing attorney since 1967. He is also a director and the Secretary of CNS, Inc. and of Applied Biometrics, Inc., both of which companies are medical device manufacturers based in Minneapolis.

    Thomas C. Wold has been a practicing attorney in Fargo, North Dakota since 1962 and is President and a shareholder of the law firm of Wold Johnson, P.C. He is active in the development of motels, apartments and other real estate projects. He has been actively involved in a number of civic and charitable organizations.

    Patrick E. Benedict is the President of Benedict Farms, Inc., a 6,000-acre farming operation near Sabin, Minnesota. Mr. Benedict has been an advisory director to the Board of Directors of the Company's affiliate bank in Fargo, North Dakota since 1995 and was a director of the Company's affiliate bank in Fargo, North Dakota from 1984 to 1995. Mr. Benedict is chairman of Golden Growers Coop and of ProGold LLC, a North Dakota corn processing company that is 49% owned by Golden Growers Coop. He also serves on the executive committee and Board of Directors of the Neuropsychiatric Research Institute, the Board of Directors of MeritCare Health System, and is chairman of Northern Grain Company, all in Fargo, North Dakota. Mr. Benedict is chairman emeritus of American Crystal Sugar Company and past chairman of the Moorhead State University Foundation, both in Moorhead, Minnesota.

    James T. Anderson retired from his position as Vice President and Treasurer of U S WEST, Inc., a telecommunications service provider in Englewood, Colorado, in June 1998. Mr. Anderson had served in that position since 1984 and had also held various positions with the Bell System from 1963 to 1984.

    John H. Flittie has been the President and Chief Operating Officer of ReliaStar Financial Corp., formerly known as The NWNL Companies, Inc., a Minneapolis-based insurance and financial services company, since July 1993. Mr. Flittie held various positions with NWNL and Northwestern National from 1985 to July 1993. From 1976 to 1985, Mr. Flittie was a partner at Touche Ross & Co., an audit and consulting firm. Mr. Flittie is a member of the Board of Directors of ReliaStar Financial Corp. and various subsidiaries of ReliaStar, Northstar Investment Management Corp., a mutual fund management company, and Chronimed, Inc., a provider of health products and services.

    Dennis M. Mathisen is Chairman of the Board of Governors of Marshall Ventures, LLC and Chief Executive Officer of Marshall Financial Partners, an equity investment fund. He is President, Chief Executive Officer and owner of Marshall Financial Group, Inc., a merchant banking company located in Minneapolis, Minnesota. Mr. Mathisen served as Chairman of the Board, President and Chief Executive Officer of Mountain Parks Financial Corporation, a multi-bank holding company, from its formation in 1981 until the acquisition by merger of Mountain Parks into the Company on December 18, 1996. He was elected as a director of the Company at that time pursuant to the merger agreement with Mountain Parks. Since 1974, he served as a director and principal officer of rural and suburban commercial banks located in Colorado and Minnesota. Mr. Mathisen is a member of the Board of Directors of Transportation Corporation of America, a midwestern trucking company, the Harlem Globetrotters, International, an international sports entertainment company, IPI, Inc., a franchiser of printing service operations, Horizon Asset Management, LLP, a registered asset management company, and Sheldahl, Inc., a manufacturer of high quality flexible printed circuitry and laminate materials.

    Darrell G. Knudson is an advisor to the Chief Executive Officer of the Bank of Arizona and previously served as Chairman of Bank of Arizona from January 1997 until January 1998. He served as Executive Vice President and Director of Boatmen's Bancshares from January 1996 to November 1996. He was Chairman of the Board and Chief Executive Officer of Fourth Financial Corporation, Wichita, Kansas, from July 1991 to November 1996 and served as Vice Chairman and a Director of Fourth Financial Corporation from December 1990 to June 1991. From 1958 to 1990, Mr. Knudson was employed with FBS, holding a number of executive positions, including Interim Chief Executive Officer, Vice Chairman and Director. He was previously a member of the Bankers Roundtable Board of Directors, the American Bankers Association Council, and the Board of Directors of the Central Bank of Denver.

    Marilyn R. Seymann joined the Board of Directors in 1998. Since 1991, she has been President and Chief Executive Officer of M One, Inc., a bank consulting firm. Ms. Seymann is also a member of the Board of Directors of Beverly Enterprises, Inc., a provider of nursing home and rehabilitative care, and True North Communications, Inc., an advertising company.

OTHER INFORMATION REGARDING THE BOARD

    MEETINGS. During 1998, the Board of Directors met five times. Each of the directors attended at least 75% of the meetings of the Board and the Committees on which such director served.

    COMMITTEES. The Company has an Audit Committee, a Finance Committee, a Compensation Committee and a Corporate Governance Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Audit Committee, which consisted of Messrs. Anderson (chair), Wollman and Benedict and Ms. Adam and Ms. Seymann, reviews the Company's external and internal auditing systems, monitors compliance with prescribed accounting and regulatory procedures, and met five times during 1998. The Finance Committee, which consisted of Messrs. Mathisen (chair), Anderson, Flittie, Knudson, Wold, Mengedoth and Ms. Seymann, reviews the financial performance and financial planning of the Company, evaluates and approves larger acquisitions and approves the terms of public offerings, and met twice during 1998. The Compensation Committee, which consisted of Messrs. Flittie (chair), Wollman and Knudson and Ms. Adam, assists the Board in developing personnel policies and compensation plans and administers certain incentive and compensation programs and the Company's stock option plans, and met six times during 1998. The Corporate Governance Committee, which consisted of Messrs. Wold (chair), Benedict, Delaney, Mathisen and Mengedoth (an ex officio member), considers succession planning, CEO and board evaluation and appropriate replacements for vacancies on the Company's Board of Directors, and met three times during 1998.

    DIRECTOR COMPENSATION. Each director who is not otherwise employed by the Company receives an annual retainer of $9,000 and fees of $800 per meeting for service on the Board of Directors. Committee members are paid: $900 for each Committee meeting (including a telephonic meeting) held on a date other than the date of a Board meeting, and $600 ($800 for the chair) per meeting if such meeting is on the same day as a Board meeting. Directors are also reimbursed for ordinary expenses incurred in connection with attending Board and Committee meetings. Payments to Mr. Delaney are applied to legal fees payable to the law firm of Lindquist & Vennum P.L.L.P. Finally, in April 1998, each nonemployee director of the Company who was re-elected at the Annual Meeting of Shareholders received a nonqualified option under the Company's 1996 Stock Option Plan (the "1996 Plan") to purchase up to 2,000 shares of Company Common Stock at an exercise price of $24.6875 per share. The 1996 Plan gives the Compensation Committee the authority to grant options to each of the non-employee directors covering up to 2,000 shares each time they are re-elected to the Board. Such options have an exercise price equal to the closing price on the date of grant and are immediately exercisable. In February 1999, the Board of Directors amended the 1996 Plan to extend the exercise term of these options from five years to ten years for new options commencing with the 1999 Annual Meeting.

    In 1993, the Board of Directors adopted the Deferred Compensation Plan for Members of the Board of Directors (the "Directors Deferred Plan") under which directors may elect to defer compensation until termination of their status as a director. In February 1999, the Board amended the Directors Deferred Plan to allow the directors to designate all or part of the funds to be credited with dividends and appreciation as if invested in the Company's Common Stock. Upon termination of director status, these funds are distributed in the form of Company Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Donald R. Mengedoth, the Company's President and Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company as of December 31, 1998 (the "Named Executives"), in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                ------------
                                                        ANNUAL COMPENSATION      SECURITIES       ALL OTHER
                                                      -----------------------    UNDERLYING      COMPENSATION
         NAME AND PRINCIPAL POSITION            YEAR    SALARY        BONUS     OPTIONS (#)          (1)
----------------------------------------------  ----  -----------    --------   ------------   ----------------
Donald R. Mengedoth                             1998  $   464,984(2) $ 45,000      30,000          $34,110
  President and Chief Executive                 1997      377,422     246,790      24,000           31,919
  Officer                                       1996      344,305(3)  220,800      17,976           27,291

Mark A. Anderson                                1998      279,494      21,000      20,000           19,675
  Vice Chairman--Corporate                      1997      223,896     110,000      18,000           17,833
  Services, Chief Financial Officer,            1996      199,084      98,400      10,000           15,402
  Chief Information Officer,
  Secretary and Treasurer

Ronald K. Strand                                1998      294,731(2)   21,000      20,000           20,153
  Vice Chairman--Financial                      1997      223,699     110,000      18,000           17,627
  Services Division                             1996      212,937(3)   98,400      10,000           15,404

David E. Groshong                               1998      267,267(2)        0      20,000           18,218
  Executive Vice President,                     1997      187,272      95,000      18,000           14,379
  Financial Services (4)                        1996      157,494(3)   63,335       6,000           73,318(5)

David A. Lee                                    1998      209,788(2)    9,450      10,000           13,521
  Executive Vice President of                   1997      172,406      56,943      10,000           12,700
  Regional Banking                              1996      147,827      49,920      10,000            9,323

------------------------

(1) Except as otherwise indicated, represents contributions by the Company to the Company's 401(k) Plan, Employee Stock Ownership Plan and Supplemental Executive Retirement Plan on behalf of the Named Executive.

(2) Included in the 1998 compensation of Messrs. Mengedoth, Strand, Groshong and Lee is special marketing incentive compensation as follows: Mr. Mengedoth $16,868; Mr. Strand $15,926; Mr. Groshong $15,609 and Mr. Lee $18,095.

(3) Included in the 1996 compensation of Messrs. Mengedoth, Strand and Groshong is special marketing incentive compensation as follows: Mr. Mengedoth $13,060; Mr. Strand $14,215; and Mr. Groshong $19,985.

(4) Mr. Groshong resigned as an officer in September 1998 and as an employee in December 1998. Includes compensation for the full year 1998.

(5) Includes $62,202 paid to Mr. Groshong as reimbursement for his relocation expenses in 1996.

STOCK OPTIONS

    The following table contains information concerning grants of Company stock options to the Named Executives during 1998:

                             OPTION GRANTS IN 1998

                                                           INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                          ----------------------------------------------------     VALUE AT ASSUMED
                                                         % OF TOTAL                              ANNUAL RATE OF STOCK
                                                           OPTIONS                              PRICE APPRECIATION FOR
                                                         GRANTED TO     EXERCISE                     OPTION TERM
                                            OPTIONS       EMPLOYEES     PRICE PER  EXPIRATION   ----------------------
                  NAME                    GRANTED (1)      IN 1998        SHARE       DATE          5%         10%
----------------------------------------  -----------  ---------------  ---------  -----------  ----------  ----------
Donald R. Mengedoth                           30,000            5.6%    $  24.875    02/03/03   $  206,175  $  455,593
Mark A. Anderson                              20,000            3.7%       24.875    02/03/03      137,450     303,729
Ronald K. Strand                              20,000            3.7%       24.875    02/03/03      137,450     303,729
David E. Groshong                             20,000            3.7%       24.875    02/03/03      137,450     303,729
David A. Lee                                  10,000            1.9%       24.875    02/03/03       68,725     151,864

------------------------

(1) Each option becomes exercisable in equal installments over a period of three years, commencing one year after the date of grant, so long as employment with the Company or one of its subsidiaries continues.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during 1998 and unexercised options held as of December 31, 1998:

        AGGREGATED OPTION EXERCISES AND DECEMBER 31, 1998 OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                    SHARES                    OPTIONS AT 12/31/98            AT 12/31/98(1)
                                   ACQUIRED      VALUE     --------------------------  --------------------------
              NAME                ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Donald R. Mengedoth                   59,984   $  980,228           0        21,992     $       0    $   171,542
Mark A. Anderson                      12,000      228,750      37,667        15,333       457,146        116,542
Ronald K. Strand                      12,000      205,500      37,667        15,333       457,146        116,542
David E. Groshong(2)                       0            0      22,000        14,000       249,125        102,625
David A. Lee                          10,000      193,125      26,667         9,333       328,500         73,250

------------------------

(1) Based on a closing sale price of $21.0625 per share of Common Stock on December 31, 1998.

(2) Mr. Groshong's options expired on December 31, 1998, the effective date of his resignation as an employee.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has entered into Change in Control Severance Agreements with Donald R. Mengedoth, Mark A. Anderson and 15 other executive officers of the Company (together, the "Executives"). Under the agreements, the Company is required to pay specified benefits if the Executive voluntarily terminates employment for "good reason" or is involuntarily terminated without "cause" after a "change in control"(as those terms are defined in the agreements).

    For all Executives, good reason is defined to include a material breach of the agreement by the Company, change in the Executive's duties, or reduction in compensation, employee benefits or vacation.

The agreements with Messrs. Mengedoth and Anderson also provide that good reason includes any decision by them to terminate their employment during the period from 90 to 180 days following a change in control. Therefore, during this period, Messrs. Mengedoth and Anderson may terminate employment for any reason and still receive benefits under their agreement. All other executives are entitled to benefits after a change in control only upon involuntary termination without cause or voluntary termination with good reason.

    Cause is defined as the Executive's conviction of a felony, willful acts of fraud or dishonesty harming the Company or willful failure, after written demand, to substantially perform the Executive's duties. A change in control occurs when: any person or group, acting together, acquires 25% or more of the Company's stock; more than a majority of directors are elected who were not nominated by the Board; a merger or consolidation is effected resulting in the Company's shareholders owning less than 50% of the stock of the merged company; or any liquidation or sale of assets is effected constituting more than 50% of the aggregate market value of the Company.

    The agreements provide for a term of three years, expiring on December 31, 2001. The agreements are then extended automatically for successive annual terms, unless the Board of Directors gives written notice to the Executive of a decision not to extend the agreement. During the term of the agreements, the Executive is entitled to base compensation and such additional benefits as are customarily offered to Company executives, including participation in annual incentive compensation and employee benefit plans.

    Upon a change in control, Messrs. Mengedoth, Anderson and Ronald K. Strand are entitled to a lump sum severance payment ("Severance Payment") equal to three times the sum of (1) the greater of the Executive's annual base compensation immediately prior to notification of termination, or at any time during the previous 24 months, plus (2) the maximum award permitted for that year under the Company's Annual Incentive Compensation Plan, plus (3) the average percentage of employer profit sharing and matching contributions to the Company's Retirement Savings Plan and Employee Stock Ownership Plan for the three most recent plan years ending immediately prior to the date of termination. The minimum Severance Payment is $4,000,000 in the case of Mr. Mengedoth and $3,000,000 in the case of Mr. Anderson. Messrs. Bruce A. Heysse and David A. Lee are entitled to a lump sum Severance Payment equal to two times the elements of compensation described in Items (1), (2) and (3) above and the remaining Executives are entitled to lump sum Severance Payment equal to one time the elements of compensation described in Items (1), (2) and (3) above. In addition, the Executives will be entitled to continuation of life, disability, accident and group health benefits for 36 months in the case of Messrs Mengedoth, Anderson and Strand, 24 months in the case of Messrs. Heysse and Lee, and 12 months for the other Executives, reduced by any comparable benefits received from a subsequent employer.

    In the event of a change in control, the agreements also provide that all unvested options become vested and immediately exercisable and that the Executive will receive cash payments for shares of stock subject to restrictions or shares issuable under unexercised stock options based on a value of such shares equal to the greater of (a) the highest market value during the ten trading days prior to the termination of employment or (b) the value of the shares determined in the merger or other event constituting a change in control. The Company is also required to pay outplacement expenses for a period of 12 months following the date of termination, and all legal fees and expenses of the Executive incurred as a result of termination and any enforcement of payment. The Company also must indemnify the Executive for claims arising out of their service as employees. The agreements also provide for "gross-up" payments to the Executive in the event that payments made under the agreements are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or any similar federal, state or local tax which may be imposed, in an amount, after deduction of any federal, state and local income and excise tax on the gross-up payment, equal to the excise tax then due.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This is a report of the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is composed of the undersigned Board members, all of whom are nonemployee directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

COMPENSATION PHILOSOPHY

    In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. For those elements of total compensation (base salary, benefits and perquisites) which are not performance sensitive, plan provisions and standards have been set close to average for the commercial banking industry and financial institutions of the Company's size, with variations based on individual responsibilities and performance. In the year 1998, the Company acquired, in five transactions, aggregate assets of $1.3 billion and 52 additional banking offices. This growth was considered by the Committee to have resulted in a significant change in the structure and size of the Company's business, substantially enlarging, and requiring management additions and realignments.

    The base salary data forming the basis for the salary recommendations by management to the Committee are maintained on an annual basis by independent consultants. For those elements of the total package (annual incentives and long-term incentives) which are performance sensitive, it is intended that awards under these plans reflect internal Company performance criteria as well as the Company's performance as compared to the performance of certain peer groups described under "Annual Incentives" below.

    In 1988, 1993 and 1998, the Committee engaged Watson Wyatt (previously The Wyatt Company) to conduct an independent review of the Company's compensation programs. The Watson Wyatt study evaluated these programs relative to the Company's peers to assist the Committee in determining whether adjustments were needed in the various programs. The 1993 Watson Wyatt study concluded that the Company's base salary levels and levels of perquisites for executives are close to average for comparable institutions but that the potential compensation that may be achieved by Company executives through incentive programs was below the average level for the industry. In 1998, Watson Wyatt suggested that executive compensation be enhanced by the addition of a reload feature to the stock option plan for executives and by means of change in control severance agreements for executives, both of which are described elsewhere in this proxy statement.

BASE SALARY

    The Company's base salary program was designed and has been maintained with the assistance of Hay Management Consultants. In 1998, the Company engaged Ben
S. Cole Financial Incorporated to provide additional reports and analyses on executive and director compensation. The Committee establishes base salaries through a comparison of the Company's executive salaries with those of comparable executive positions nationwide, according to survey data provided by Hay, Cole, Watson Wyatt and SNL Securities, and through assessment of the executive's responsibilities, prior experience and breadth of knowledge. The comparability of the peer group of banking organizations used by Hay has been supported by the Watson Wyatt studies described above, which concluded that the peer group is appropriate. Many of the institutions included in the peer group analysis are companies included in the Nasdaq Bank Stock Index. That Index has been used for comparison purposes in the stock performance graph included under "Comparative Stock Performance" below.

    Each year, each executive officer's base salary is established based on the average salary for executives with comparable job categories. Some adjustments are applied to the average salary level, based on the size and complexity of the various employers surveyed and other factors. For each Company executive, the salary level is annually adjusted up or down from the industry mid-point to reflect the experience and job performance of the Company executive within the job category.

ANNUAL INCENTIVES

    In awarding annual cash bonuses, the Company uses an Annual Incentive Award Program ("AIP") for its executives, as well as for its middle staff officers and local bank presidents. Executive AIP awards for 1998 were made based on the Committee's evaluation of the following factors:

    1. Internal performance, measured by net income of the Company on a consolidated basis as compared with the Company's plan level. Internal performance was weighted to constitute 50% of the bonus calculation for 1998, and will be weighted at 50% for 1999.

    2. External performance, measured by return on equity of the Company's consolidated operations (ROE) and growth of the Company's total assets compared to a peer group of 30 banks. The peer group is selected annually by SNL Securities based on size comparability and geographic proximity to the Company. The peer group institutions ranged in size from $1.5 billion to $8.1 billion in assets. External performance was weighted to constitute 50% of the bonus calculation in 1998 and will be weighted at 50% for 1999.

    Prior to the beginning of each fiscal year, a target and maximum bonus level is established for each AIP participant. In 1998, the target levels for executive officers ranged from 10% to 40% of base salary, and maximum levels ranged from 20% to 80% of base salary. Based on the Company's results for 1998, bonuses were set at amounts of between 2.5% and 10% of the executives' base salaries. These percentages were significantly lower than in previous years due to the Company's financial results for the year. For 1999, the target levels for executive officers have been increased to a range of 15% to 50% of base salary, and the maximum levels have been increased to a range of 25% to 100% of base salary.

    Minimum internal and external performance thresholds below which no AIP bonuses will be paid to executives are set annually. Under the AIP program for 1998, the internal performance component of the awards was not payable to officers, because the Company's net income was below 90% of the plan level. Also, the external performance component of the AIP awards would not have been paid if the Company's external performance had been below the 50(th) percentile of the peer group for both ROE and growth of total assets. Only the growth of total assets reached or exceeded the 50(th) percentile, and all 1998 awards reflected only this component.

    For 1999, the external performance component will be measured according to ROE and total shareholder return (TSR) of the Company compared to a peer group; total asset growth will no longer be considered. The Committee believes it is appropriate to decrease the emphasis on asset growth and tie compensation more closely with shareholder return. Unless the Company is below the 50(th) percentile on both ROE and TSR, some level of AIP bonuses for the external component will be calculated based on a formula provided in the plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Effective August 1, 1995, the Board of Directors adopted the Community First Bankshares, Inc. Supplemental Executive Retirement Plan for directors and executive officers of the Company. The Plan permits Company directors and certain executive and management employees to defer salary and incentive pay amounts under a non-qualified retirement plan.

EMPLOYEE STOCK OPTION PLANS

    The Company grants options to purchase its Common Stock to its employees from time to time under the Company's Restated 1987 Stock Option Plan (the "1987 Plan") and the 1996 Stock Option Plan (the

"1996 Plan"). Options granted to date have had five-year terms, with vesting as to 33% of the shares covered after one year and 33% on each of the second and third anniversaries of the grant date, exercisable at market value of the Company's Common Stock at the time of grant. The 1996 Plan was approved by the Company's shareholders in May 1996.

    The Watson Wyatt consulting study prepared for the Company in 1989 recommended that, when it became publicly held as it did in August 1991, the Company should limit annual option grants under the Plan to roughly 1% to 2% of Common Stock outstanding and issuable under outstanding options and warrants. The Company has observed this recommendation. Under the 1987 Plan and the 1996 Plan, the Company has made option grants to a broad group of line and staff employees, as well as its executive officers. It is intended that stock options will represent the chief component of long-term incentive compensation to executives. Stock options align the interests of management more closely with shareholder interests and reward executive officers for creating shareholder value as measured by stock price appreciation.

    Each year, the Committee establishes the aggregate number of shares to be covered by options granted to employees. In 1998, the Committee determined that employee stock options should be granted for approximately 535,400 shares, or approximately 1% of the Company's outstanding stock. Management recommends the allocation of these shares among the employees according to their responsibilities and performance, except that the Committee determines the level of option grants to the Chief Executive Officer. Options granted to executive officers through 1998 had terms of five years. Starting in 1999, options granted to executive officers have terms of ten years.

    RELOAD OPTION RIGHTS. In December 1998, the Board of Directors amended the 1996 Plan to give the Compensation Committee the authority to award replacement, or reload, option rights to employees of the Company. The Committee adopted a policy of granting reload rights in any options granted to executive officers starting with the option grants in February 1999.

    Reload rights are awarded at the time an option is granted and are intended to encourage the future exercise of options by delivering shares of Company Common Stock held for at least 6 months at the time of the exercise. If the optionee exercises the option using this method, the optionee is automatically granted a reload option for the same number of shares of Company Common Stock as were delivered by the optionee to exercise the underlying option. A reload option is also granted with respect to any stock withheld upon exercise to cover federal and state income tax withholding obligations. The exercise price is equal to the fair market value of the Company Common Stock on the grant date of the reload option, and the expiration date of the reload option is the same as for the option being exercised. Each reload option will be fully vested and exercisable immediately. However, if the optionee sells the shares purchased under the original option within 18 months after the granting of the reload option, the Company will have the right to repurchase any shares purchased under the reload option at a price equal to the exercise price of the reload option. The right to receive a reload option with respect to the exercise of an outstanding option terminates immediately upon an announcement of a change in control of the Company. No further reload option will be granted upon the exercise of a reload option.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Donald R. Mengedoth, the Chief Executive Officer of the Company, receives compensation from the Company based on criteria identical to its other executive officers. In 1998, the Company paid Mr. Mengedoth a salary of $464,984, and he received an AIP award for 1998 performance of $45,000, or 9.7% of his base salary. The Company also granted to him an option to buy 30,000 shares of the Company's Common Stock. Mr. Mengedoth's target AIP award and the number of his option shares granted were higher than those granted to other executives in recognition of his responsibilities and his performance in his position. As with the other executives, Mr. Mengedoth's AIP award was significantly lower in 1998 than in previous years due to the Company's financial performance.

DEDUCTIBILITY OF COMPENSATION

    There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes established by the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"). The Committee does not believe that any executive will have sufficient compensation in the foreseeable future to cause this limitation to have an impact on the Company. The Committee will continue to evaluate whether any future action is appropriate to qualify any of the Company's compensation plans under the Budget Act and applicable regulations of the Internal Revenue Service to allow the deductibility of compensation under such plans in excess of $1 million.

BOARD ACTION

    All recommendations of the Compensation Committee to the Company, except for grants of stock purchase rights to executives, have been and are subject to Board of Director review and approval.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS:

                                          John H. Flittie, Chair
                                          Patricia A. Adam
                                          Darrell G. Knudson
                                          Harvey L. Wollman

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative shareholder return of the Company's Common Stock since December 31, 1993 with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Bank Stock Index. The table below compares the cumulative total return of the Company's Common Stock as of December 31, 1994, 1995, 1996, 1997 and 1998, assuming a $100 investment on December 31, 1993 and assuming reinvestment of all dividends:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE COMPANY    NASDAQ COMPOSITE INDEX   NASDAQ BANK STOCK INDEX
12/31/93          $100.00                  $100.00                   $100.00
12/31/94          $111.64                   $97.75                    $99.64
12/31/95          $196.77                  $138.26                   $148.38
12/31/96          $243.62                  $170.01                   $195.91
12/31/97          $479.73                  $208.58                   $328.02
12/31/98          $387.12                  $293.21                   $324.90

                                                  12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                                  ---------  ---------  ---------  ---------  ---------  ---------
The Company.....................................  $  100.00  $  111.64  $  196.77  $  243.62  $  479.73  $  387.12
Nasdaq Composite................................     100.00      97.75     138.26     170.01     208.58     293.21
Nasdaq Bank Stock...............................     100.00      99.64     148.38     195.91     328.02     324.90

    The Company's Common Stock closed at $21.0625 per share on December 31, 1998 and closed at $19.6875 per share on March 2, 1999.

                              CERTAIN TRANSACTIONS

    The Company's subsidiary banks make loans from time to time to officers and directors of the Company and its affiliates. Loans to executive officers and directors of the Company at December 31, 1998 by its subsidiary banks were approximately $4.0 million. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability.

                                  PROPOSAL TWO
                      APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP, independent certified public accountants, have been the auditors of the Company since its inception in 1987. They have been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification for the appointment or reappointment of accountants.

    A representative of Ernst & Young LLP will be present at the meeting. Such representative will be given the opportunity to make a statement at the meeting and will be available to answer any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP.

                            ------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company's Common Stock. To the Company's knowledge, all insiders of the Company made timely filings of Forms 3, 4 or 5 with respect to transactions or holdings during 1998.

                             SHAREHOLDER PROPOSALS

    The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's 2000 Annual Meeting of Shareholders is expected to be held on or about April 27, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about March 10, 2000. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Shareholders is December 15, 1999. Additionally, if the Company receives notice of a shareholder proposal after January 24, 2000, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company for its 2000 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

                               OTHER INFORMATION

    The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

    If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders for the transaction of business. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.

    The Annual Report to securities holders of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended December 31, 1998. A copy of the Form 10-K Annual Report of the Company to the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from Mark A. Anderson, Chief Financial Officer, Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124-0001.

                                          By the Order of the Board of Directors

                                          Mark A. Anderson,
                                          SECRETARY

                                                            --------------------
                                                             COMPANY #
THERE ARE THREE WAYS TO VOTE YOUR PROXY                      CONTROL #
                                                            --------------------

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/cfbx/ -- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Community First Bankshares, Inc., c/o Shareowner Services,-SM- P.O. Box 64873, St. Paul, MN 55164-0873.




     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                            V  PLEASE DETACH HERE  V

                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of directors:   01 Donald R. Mengedoth   06 Darrell G. Knudson     / / Vote FOR
                            02 James T. Anderson     07 Dennis M. Mathisen         all nominees (Except as marked
                            03 Patrick E. Benedict   08 Marilyn R. Seymann         to the contrary below)
                            04 Patrick Delaney       09 Thomas C. Wold
                            05 John H. Flittie       10 Harvey L. Wollman      / / Vote WITHHELD
                                                                                   from all nominees
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)      --------------------------------------------

                                                                              --------------------------------------------

2. Proposal #2 TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP
               AS THE INDEPENDENT AUDITORS OF THE COMPANY.                     / / For     / / Against     / / Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                                                                                                        ---
Address Change? Mark Box / /
Indicate changes below:
                                                                                  Date: ________________________________

                                                                               --------------------------------------------------


                                                                               --------------------------------------------------
                                                                               Signature(s) in Box

                                                                               Please sign exactly as your name(s) appear on
                                                                               Proxy. If held in joint tenancy, all persons
                                                                               must sign. Trustees, administrators, etc.,
                                                                               should include title and authority.
                                                                               Corporations should provide full name of
                                                                               corporation and title of authorized officer
                                                                               signing the proxy.

COMMUNITY FIRST BANKSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, APRIL 27, 1999
10:00 A.M.
HOLIDAY INN
I-29 AND 13TH AVENUE SOUTH
FARGO, NORTH DAKOTA 58103

[MAP]

         COMMUNITY FIRST BANKSHARES, INC.
[LOGO]   520 MAIN AVENUE, FARGO, NORTH DAKOTA 58124-0001                   PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 27, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

Only stockholders of record at the close of business on March 2, 1999 will be entitled to receive notice of and to vote at the meeting.

By signing the proxy, you revoke all prior proxies and appoint Donald R. Mengedoth and Mark A. Anderson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                     SEE REVERSE FOR VOTING INSTRUCTIONS.